CALAMP #11089579
        CALAMP FISCAL 2007 4TH QUARTER AND YEAR END CONFERENCE CALL
                       May 17, 2007, 4:30 PM ET
                  Chairperson:  Rick Vitelle, CalAmp

Operator:

Good afternoon, ladies and gentlemen. Thank you for standing by. Welcome to the CalAmp Fiscal 2007 Fourth Quarter and Year-End Conference Call.

During today's presentation, all parties will be in a listen-only mode. Following the presentation, the conference will be opened for questions. If you have a question, please press the * key followed by the 1 on your touch-tone phone. If you would like to decline, press the * key followed by the
2. We do ask if you're on a speakerphone that you please lift the handset before making your selection. This conference call is being recorded today, Thursday, May 17 of 2007.

I would now like to turn the conference over to Lasse Glassen of the Financial Relations Board. Please go ahead, sir.

Lasse Glassen:

Thank you, operator. Good afternoon, everybody. Welcome to CalAmp's Fiscal 2007 Fourth Quarter Earnings Call. With us today are CalAmp's President and CEO, Fred Sturm, and the company's Chief Financial Officer, Rick Vitelle.

Before I turn the call over to management, please remember that our prepared remarks and responses to your questions may contain forward-looking statements. Words such as may, will, expects, believes, estimates, could, and variations of these words and similar expressions are intended to identify forward-looking statements. Actual results could differ materially from those implied by such forward-looking statements made today due to risks and uncertainties including, but not limited to, fluctuations in market demand for CalAmp's products and services, general and industry economic conditions, competition, continued pricing pressure on DBS products, supplier constraints and manufacturing yields, the timing and market acceptance of new product introductions and approvals, new technologies, and the company's ability to efficiently and cost effectively integrate acquired businesses. We therefore encourage you to read the more detailed discussion of these risks and uncertainties that are described under the heading "Risk Factors" in the company's Annual Report on Form 10-K filed with the SEC today. Any projections as to the company's future financial performance represents management's estimates as of today, May 17, 2007. CalAmp assumes no obligation to update these projections in the future due to changing market conditions or otherwise.

With that, it is now my pleasure to turn the call over to CalAmp's President and Chief Executive Officer, Fred Sturm. Fred?

Fred Sturm:

Thank you, Lasse. Good afternoon and thank you for joining us today to discuss CalAmp's fiscal 2007 fourth quarter results.

I will begin with comments on the financial and operational highlights from the fourth quarter, including an overview of the company's performance, and I will then provide an update on several of our key business initiatives. Rick Vitelle will then provide additional details on our financial results, balance sheet, working capital management and cash flow, followed by our revenue and earnings guidance. I will then wrap up with some concluding remarks followed by a question-and-answer session.

With that, let me begin with our fourth quarter financial highlights and overview. Our revenue and EPS results for the quarter were within our previous guidance. Total revenues were $57 million, GAAP net income was $0.03 per diluted share, and adjusted basis, or non-GAAP net income, was $0.08 per diluted share. Adjusted basis net income excludes the impact of non-cash items including stock compensation expense and amortization of intangibles. Our fourth quarter earnings press release that was issued earlier today includes a detailed reconciliation of GAAP basis net income to adjusted basis net income.

The fourth quarter gross margins were 20.6%. Margins continue to be impacted by several factors, including product mix, the last of higher freight costs due to expediting incoming DBS materials as mentioned in our previous conference call, and the accrual of warranty expense. On a year-over-year basis, fourth quarter revenues increased 19.3%. The driver of this growth was our continued execution in expanding our wireless datacom product lines which generated $18.4 million in revenue for the fourth quarter. For fiscal 2007 full year, we generated approximately $60 million in revenue from our wireless datacom product lines, which was more than double the prior fiscal year.

Fourth quarter revenues from our direct broadcast or DBS customers were $37 million and reflected the seasonality of the DBS business that typically results in lower demand during our fiscal fourth quarter.

This past quarter represented the first full quarter of shipments of our next-generation equipment to both our key DBS customers that supports their roll-out of expanded high definition television programming These next-generation products accounted for approximately 50% of our fiscal fourth quarter revenue -- excuse me, DBS revenue. Although there are other suppliers for the latest generation products, CalAmp continues to be the only company supplying these new products to both DirecTV and Echostar.

We are encouraged by the continued growth of our DBS subscribers and, in particular, the increasing number of HD subscribers. Most recently, DirecTV indicated that over one-third of their gross subscriber ads for their most recent quarter signed up for HD or DVR services. Additionally, existing subscribers upgrading to HD or DVR equipment in the quarter was nearly four times higher than the prior year. HD remains an extremely important part of their business strategy, and by the end of this calendar year, DirecTV plans to have 100 HD channels with the capacity to deliver local HD channels to roughly 75% of the nation's households. This is up from about 60% today.

Now, as in prior conference calls, I will provide an update on the shifting product mix of our DBS products in the latest quarter.

We group our DBS products into three categories based on ASP ranges -- low ASP's, which are $25 or less; medium ASP's, which are between $25 and $50; and high ASP's, which are $50 or more. During fiscal 2007 fourth quarter, low, medium, and high ASP's products represented 19%, 33% and 48%, respectively, of our DBS sales. On a sequential quarter basis, this compares to low, medium and high ASP products that accounted for 8%, 71% and 21%, respectively, of the DBS sales in the fiscal 2007 third quarter. We expect to see the ASP's of our DBS products continue to move higher as our latest generation products for both DirecTV and Echostar gain greater market penetration for both new customers that the DBS operators attract, as well as existing subscribers that are beginning to upgrade their older outdoor equipment in order to take advantage of expanded HD/DVR service offerings.

While we are optimistic about the contributions from these next-generation DBS products and continue to believe in the product upgrade cycle that HDTV offers in terms of significant long-term growth opportunity, our DBS business is not without its challenges. As we stated in today's press release, we recently filed suit against one of our suppliers related to a material quality issue that has resulted in field performance issues for some equipment we shipped to Echostar during calendar years 2004 through 2006. We believe that these performance issues were caused by the deterioration of the laminate board material provided by the supplier named in our lawsuit. This performance issue affects an older generation product and does not involve the latest generation HDTV product that was recently launched. However, pending resolution of the performance issue on the older generation product, our shipments of the latest generation HDTV product to Echostar may be impacted. We are currently working closely with Echostar to identify and implement a corrective action plan to mitigate the impact of these product performance issues. However, we do expect that this issue will adversely affect our sales volume with Echostar in fiscal 2008.

I will next give you an update on our wireless datacom product lines, which include wireless communication systems, products and services for applications in public safety, mobile resource management and industrial monitoring and control. Our wireless datacom lines generated $18.4 million in revenue with gross margins of 40% in our most recent quarter. Revenue is being driven by a broad base of customers that include enterprise, municipal and government entities. We further strengthened our position in both the public safety and mobile resource management with our recently acquisitions of SmartLink and AirIQ's vehicle tracking business. The acquisition of Aircept, a vehicle tracking business from AirIQ, significantly expands our existing mobile resource management business. Aircept provides car dealers and finance companies that specialize in automobile financing for high credit risk individuals with a complete end-to-end solution that includes wireless tracking products and back office data services. With this solution, GPS and cellular-based equipment that are installed in the vehicles and proprietary software services that enable lenders to access real-time information about the location of the vehicle, if the vehicle is stolen or a payment is in default, the lenders can remotely disable the vehicle and readily retrieve it. During calendar 2006, this business generated revenues of approximately $15 million consisting of approximately $10 million of hardware sales and $5 of recurring data service revenue. Aircept's overall gross margin in 2006 was approximately 35%. The business currently has an installed customer base of approximately 150,000 vehicles, which we believe is poised for further growth. In addition, we also plan to leverage this business by offering end-to-end products and services to our existing public safety, industrial monitoring and control market.

We also recently announced the acquisition of a privately-held SmartLink Radio Networks, which provides proprietary interoperable radio communication platforms and integration services for public safety and critical infrastructure needs. This acquisition further enhances our competitive position with the addition of a public safety voice network solution to complement data radio's existing public safety data network offering. This operation will be integrated with Dataradio to provide the sales, integration engineering and operations infrastructure that is needed to scale the SmartLink business. SmartLink generated $2.9 million in unaudited revenues for the 12 months ended March 31, 2007, and currently has a backlog of approximately $3.5 million.

Both these acquisitions are expected to be accretive in fiscal 2008 after excluding amortization of intangibles and in-process R&D charges. The Dataradio and mobile resource management product lines, which were acquired early in 2007, generated a combined revenue of $10 million in the fourth quarter, up sequentially from $8.5 million in the third quarter. As previously announced in April, Dataradio was awarded its contract to upgrade the mobile data communications network utilized by the St. Tammany Parish in Louisiana law enforcement personnel. This contract is valued at $1.6 million and will initially support 275 vehicles over a secure parish-wide private network. Based on our sales pipeline, we anticipate further key awards in coming months.

We are also making significant R&D investments and introducing several new products that address the growing demand in our three wireless datacom market segments. In March 2008, we announced the release of four new products that address a wide array of mobile resource management applications. Additional key new products are under development with planned introductions throughout fiscal 2008, including products that will add cellular-based technology to our public safety data offerings.

In early fiscal 2008, we established a wireless datacom operating unit which will provide further business focus for the management and greater visibility to investors. Included in the wireless datacom unit are the Skybility, Dataradio and TechnoCom MRM product lines, the Aircept vehicle tracking business and SmartLink, as well as our RF OEM module business. Integration of all these recent acquisitions has been progressing within our expectations. We expect that our focus in executing on the growth strategy in wireless datacom will create significant shareholder value with meaningful financial contribution to CalAmp in fiscal 2008 and beyond.

With that, I will now turn the call over to Rick Vitelle, our Chief Financial Officer, for a closer look at the latest quarter, financial details and business outlook.

Rick Vitelle:

Thank you, Fred. I will provide a summary of our gross profit performance, working capital management and cash flow results for the fiscal 2007 fourth quarter, along with our business outlook for the fiscal 2008 first quarter.

For the fourth quarter of fiscal 2007, overall gross profit was $11.8 million, or 20.6% of revenues, compared to $12.2 million, or 25.5% of revenues for the same period last year. Gross profit in the Products division was $10.8 million, up slightly from $10.6 million in the third quarter -- excuse me, in the fourth quarter of the prior year. Gross margin for the Products division in the latest quarter was 19.5%, compared to 24.4% in the fourth quarter of last year. The primary reason for this gross margin decline is a shift in product mix in the latest quarter that included a greater proportion of lower margin, end-of-life DBS products. In the latest quarter, sales of low ASP units -- that is, those with selling prices less than $25 -- accounted for 19% of total DBS revenues, compared to only 8% in the fourth quarter of the prior year. In addition, as Fred noted in his remarks, and which was also the case in the preceding quarter, fiscal 2007 fourth quarter gross profit and gross margins were adversely impacted by higher freight costs incurred in response to supply chain disruptions and demand volatility in order to meet our DBS customers' requirements. In total, freight costs for incoming material was approximately $1 million higher in the fourth quarter compared to the same quarter last year and affected our consolidated gross margin by nearly 2 points in that period. While the issues that resulted in higher freight costs persisted throughout much of the fourth quarter, the supply pipeline for DBS products has been filled, and we do not expect this factor to impact gross margins in fiscal 2008.

Also contributing to lower margins in the latest quarter were increases in warranty expense resulting from the DBS product performance issues that Fred discussed. In total, this factor impacted gross profit by approximately $500,000, representing about 1 point of gross margin.

During the latest quarter, the aggregate gross margin generated by our wireless datacom product lines that comprise the remainder of the Products division held steady at nearly 40%. Our Solutions division contributed gross profit of approximately $940,000, or nearly 60% of Solutions -- of the Solution division revenues.

I would also like to mention that, during the fourth quarter, we recorded an income tax benefit of $266,000. This was related primarily to research and development tax credits that were recognized for state income tax purposes.

Now moving onto the balance sheet, our total inventory at the end of fiscal 2007 was $25.7 million. During the fourth quarter, our annualized inventory turnover was about 8 times. Accounts receivable of $38.4 million at the end of fiscal 2007 represents approximately 54 days outstanding. Our primary sources of liquidity are our cash and cash equivalents, which amounted to $37.5 million at the end of the fourth quarter. Operating cash flow for the fiscal 2007 full year was $16.7 million. Total debt at the end of the quarter amounted to $34.3 million. In the first quarter of fiscal 2008, we used on-hand cash in the aggregate amount of $27.1 million to consummate the acquisitions of Aircept and SmartLink.

I'd also like to mention that, beginning with our fiscal 2008 first quarter results, we will be presenting a realigned financial reporting segment structure. As a result of this change, the businesses that currently comprise the Products division will be split into two new segments -- the Satellite division, comprised of our DBS business, and the Wireless Datacom Division, which is made up of our wireless data and voice communication products with applications in public safety, mobile resource management and industrial monitoring and control. The Solutions division will continue to be reported as a separate segment.

We believe that presenting our segment information in this manner will provide investors with greater visibility and will facilitate monitoring our progress towards achieving our strategic goal of building a thriving business in the rapidly-growing wireless datacom marketplace.

Now let's turn to our financial guidance for the next quarter. Based on our current expectations, we believe that fiscal 2008 first quarter revenues will be in the range of $44 to $47 million with a net loss in the range of $0.06 to $0.09 per diluted share, which includes an estimated $1 million write-off of in-process research and development associated with the acquisition of SmartLink Radio Networks.

Non-GAAP adjusted basis net income for the first quarter, which excludes amortization of intangible assets, stock-based compensation expense, and the write-off of acquired research and development costs, each net of tax, is expected to be $0.00 to $0.02 per diluted share. Included in our first quarter estimates are revenue contributions from the wireless datacom business in the range of $21 to $23 million.

With that, I'll now turn the call back over to Fred for some final comments.

Fred Sturm:

Thank you, Rick. Just to recap the highlights from this past quarter, operationally our results were in line with expectations for both revenues and earnings. Our wireless datacom business continues to gain in significant in relation to our overall operation, as indicated by the revenue contribution expected in our first quarter of fiscal 2008 of over $20 million. And finally, while there's some near-term choppiness with the DBS business as we address our supplier quality issues, the underlying fundamentals for our product demand in this market remain very strong, and we remain confident that we'll benefit from the HDTV equipment upgrade cycle.

That concludes our prepared remarks. Thank you for your attention, and at this time, I'd like to open up the call to questions. Operator?

Operator:

Thank you. Ladies and gentlemen, at this time, we will begin the question-and-answer session. As a reminder, if you have a question, please press the
* key followed by the 1 on your touchtone phone. If you would like to decline, press the * key followed by the 2. We do ask if you're on a speakerphone that you lift the handset before making your selection.

And our first question comes from Murray Arenson with Ferris Baker Watts. Please go ahead.

Murray Arenson:

Thanks.  Good afternoon, guys.

Fred Sturm:

Hi, Murray.

Murray Arenson:

A couple -- first questions on this -- on the component issue regarding impact. First of all, was there any impact in this quarter you just recorded? Can you give us some color on what you've assumed in terms of lost market share in the first quarter, and since we're pretty deep into that first quarter, what's the visibility look like into the following quarter?

Fred Sturm:

Let me try to answer a few of those. I think I know what you're trying to get to. In our first quarter, certainly we were impacted by a reduction in our overall business with Echostar on both the new products as well as the older generation products, and so I believe there was a fairly significant impact in our first quarter that may actually increase slightly in the second quarter, potentially, as we resolve these problems. We're in a position where we're in a -- we'll be required to requalify the products, and it might be all of our products that would have to be requalified to assure our customer that the corrective action that we're taking to mitigate the performance issues does not affect any of the other products. So -- and that's why we made the statement that we believe it will affect our revenue throughout the fiscal year. And so, at this point, we don't have a fixed determination in time and how long that's going to take, and we're working closely with Echostar to qualify -- requalify those products as soon as we can.

Murray Arenson:

Okay. Did you disclose what percentage of revenues was from both those players this time?

Fred Sturm:

Yes.

Rick Vitelle:

Yes.

Fred Sturm:	Yes.  That should be in the K --

Rick Vitelle:

That's in our 10-K that we just filed. Would you like that, Murray, right now?

Murray Arenson:

Yes.  Can you share those numbers?

Rick Vitelle:

Yes.

Fred Sturm:

Certainly.

Rick Vitelle:

One second. Echostar represented, for 2007 as a whole, about 48% of our total revenue, and DirecTV represented about 18%.

Murray Arenson:

Okay. And then can you talk a little bit about the details, to the extent you can, about the suit and the timing of it, and maybe when did you discover the issue? When did you file the suit? What exactly does the suit call for?

Fred Sturm:

Okay. The K covers a lot of that, but we just recently filed our suit -- yesterday, in fact -- and the complaint alleges essentially that we were supplied board material that, over time, would deteriorate from its specifications and eventually go out of specifications, that the supplier was aware of this deterioration, and on at least two occasions, changed the formulation of the product without making ourselves aware, one, that there was an issue with the product to begin with, but that they had made changes in the formulation. This is all that you can get out of the complaint. And that, as a result of that, the product failed to meet the performance requirements of our product as they specify.

Murray Arenson:

Okay. And a couple more and then I'll let somebody else hop on. When you talked about warranty costs being higher, can you give some color on that? What's causing that and how much higher --

Fred Sturm:

Yes. Currently, there's really a couple categories of returned product. As I mentioned, in the complaint, we allege that there was at least two formulation, and the last of which substantially resolves all the issues that they had identified on their own. And so we have products that have been returned that are in one of two categories -- we'll call it older material and newer material, for lack of better terminology, and the product on older material, depending on its -- where it is installed and the ambient temperature of where it's installed -- may fail sooner than a product -- if it's in higher ambient temperature over a longer period of time will fail sooner than the product that's in lower ambient temperatures. And so we're going through those products that have been returned -- it's over 250,000 units that have been returned. Not all of those are out of spec, okay? Currently. Some of those products come from their churn. So Echostar will have churn, right? And so the products may not be out of spec. The concern is they -- there's no guarantee to where those products are going back, and so we're looking to work with Echostar to develop a rework process that we believe and that we've tested that we believe will allow us to not have to replace the entire unit, that we'll be able to mitigate some of the costs associated with replacing the unit. We're still in the process of working with Echostar to get their approval to allow that.

Murray Arenson:

Okay. And then last question on the wireless datacom business. I wondered if you can point to any either individual customer or key segments that you're looking at, maybe in the first and second quarters, that could be particular drivers, meaning I know along the way we've talked about business with EF Johnson as increasing over the year, GE becoming much more higher profile. Do you have much baked into expectations on that front and what do you expect the timing of those sorts of issues --

Fred Sturm:

Certainly our OEM module business that we do with EF Johnson will improve substantially in our fiscal 2008 as a result of a contract that they were awarded by the Defense Department. We're doing, I think, a pretty good job of shipping that product, meeting their schedules, which have actually accelerated to some degree. So there is a reasonable improvement in our OEM module business in the first half of the year, we believe. And past that, we're obviously working with them to understand their customer requirements.

Murray Arenson:

Okay, great.  Alright, thank you.

Fred Sturm:

Okay.  Thank you.

Operator:

Thank you. Your next question comes from Larry Harris with Oppenheimer. Please go ahead.

Larry Harris:

Yes.  Thank you.  Good evening.

Fred Sturm:

Thank you, Larry.

Rick Vitelle:

Hi, Larry.

Larry Harris:

Question. DirecTV. Do they have a different design or do you have different suppliers for the DirecTV products?

Fred Sturm:

Yes. The DirecTV product is a different design and we actually use a different supplier. We have a different supplier for that product, but principally, the product materials -- the laminate materials -- perform differently with different designs, and with our particular design that we have, their laminate deterioration exacerbated the performance issue.

Larry Harris:

I understand, and --

Rick Vitelle:

With the Echostar.

Fred Sturm:

With the Echostar.  We do not have that issue with DirecTV.

Larry Harris:

Understood. And I assume since you filed suit, a matter of record, the firm that you filed suit against was --?

Fred Sturm:

It's Rogers Corporation.

Larry Harris:

Okay. I understand that. Alright. I'll come back with some follow-ups a little later.

Fred Sturm:

Okay.

Operator:

Thank you. Ladies and gentlemen, if there are any additional questions, please press the * key followed by the 1 at this time. As a reminder, if you're on speakerphone, please lift the handset before making your selection. One moment please.

Your next question comes from Jeff Meyers of Intrepid Capital. Please go ahead.

Jeff Meyers:

Thanks, yes. Can you guys just break out what the mix was in Q4 between Echostar and DirecTV?

Rick Vitelle:

Sure. Our DBS revenue was about $37 million in Q4, of which nearly $21 million was Echo and a bit over $16 million was DirecTV.

Jeff Meyers:

Gotcha.  Okay.  Thanks.

Operator:

Thank you. Next question comes from Kelly Pan with Pantheon Capital. Please go ahead.

Kelly Pan:

Hi. Yes. You said that this problem with Rogers was affecting your older products. So the revenue with Echostar going forward is all new products at this point?

Fred Sturm:

At this point, the current expectation and product releases from Echo is only going to be on the new product and -- however, that is on a hold until we complete our corrective actions.

Kelly Pan:

Why would that affect corrective actions since you said that the new products don't use --

Fred Sturm:

I understand that, but if you can imagine, the customer wants to have ultimate assurance that this issue that has occurred with the Rogers material does not have at all a possibility of occurring on any of the other products, even though we've passed the testing in the past. And what they would like to see is a corrective action that would incorporate that on all products. So anything that we would do to improve the products that were designed in the past, they would want them applied to current production of the new product. They're essentially taking a very cautious -- an extremely cautious approach to this.

Kelly Pan:

I see.

Operator:

Thank you. Next question comes from Simon Wong with Pantheon Capital. Please go ahead.

Simon Wong:

Just a follow-up on that. If you were to lose business to Echostar, who would actually ship to Echostar in your place?

Fred Sturm:

Okay. There's two other key suppliers, I guess, at this point. That would be a company known as MTI out of Taiwan, Microelectronics Technologies Inc., I believe, and Sharp.

Simon Wong:

Okay.  What is MTI's and Sharp's market share with Echostar right now?

Fred Sturm:

We don't have that at this point. We don't know the breakdown of how that business was distributed.

Simon Wong:

Okay.  But do you have the majority market share at --

Fred Sturm:

We had -- up until the recent issue, we had a substantial majority market share, yes.

Simon Wong:

Okay. The other question is you've got your wireless data of 21 to 23 next quarter compared to about 20 this quarter?

Rick Vitelle:

About 18.5 million roughly.

Simon Wong:

I see. How much of that increase is actually organic compared to the acquisitions you just made this last quarter?

Rick Vitelle:

Bear with me one second.  Hello, Simon?

Simon Wong:

Yes.

Rick Vitelle:

Sorry about that. A little technical problem at this end. Of that increase, substantially all of it is attributable to acquisitions.

Simon Wong:

Okay.  Thank you.

Operator:

Thank you. Once again, ladies and gentlemen, if there are any additional questions, please press *1 at this time. As a reminder, if you're on speakerphone, please lift the handset before making your selection. And our next question is a follow-up from Jeff Meyers with Intrepid Capital. Please go ahead.

Jeff Meyers:

Thanks. Have you guys, I guess, had conversations at all with Echostar concerning, let's say, the problems get fixed, what sort of market share you might have coming back in, or is it, I guess, too early to -- for them to really be talking about that?

Fred Sturm:

Yes. I think it's, at this point, too early to be talking about that. And we generally don't talk in terms of market share to begin with with our customer. We try to -- we're competing on other -- in terms of the product design, the cost, the quality, and generally speaking, we receive the market share that they determine based on our performance. And in the past, as I said, we had a substantially larger majority share than the two competitors.

Operator:

Thank you. Gentlemen, there are no further question. I'll turn it back to you for closing comments.

Fred Sturm:

Okay. Again, thank you for joining us today, and I look forward to our next conference call. Thank you.

Operator:

Thank you. Ladies and gentlemen, that will conclude today's teleconference. If you would like to listen to a replay of today's conference, please dial into 303-590-3000 or 1-800-405-2236 and enter the passcode of 11089579 followed by the # sign. We thank you again for your participation, and at this time, you may disconnect.

END